Exhibit (d)(6)

EXECUTION VERSION

FIRST AMENDMENT TO TENDER AND SUPPORT AGREEMENT

This FIRST AMENDMENT, dated December 30, 2013 (this “Amendment”), to that certain Tender and Support Agreement (the “Agreement”), dated as of December 20, 2013, is by and among Southwire Company, a Delaware corporation (“Parent”), Cubs Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), each of Nachum Stein, Feige Stein, The N&F Trust 766 and Hertz Hasenfeld, being the Stockholders set forth on Schedule A to such Agreement, and Ephraim Hasenfeld, being a Stockholder set forth on Schedule A to such Agreement after giving effect to the terms of this Amendment. Terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, each of Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 20, 2013, which provides, among other things, that Merger Sub will commence an Offer to purchase all of the Shares of Common Stock of the Company at a price of $26.25 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes, and as soon as practicable after the acquisition of Shares pursuant to the Offer, Merger Sub shall merge with and into the Company pursuant to the provisions of the DGCL, with the Company being the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in connection therewith, as a condition to their willingness to enter into the Merger Agreement, and as an inducement to and in consideration for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder set forth on Schedule A to the Agreement as of such date agreed, severally, not jointly, and on its own account with respect to its Subject Shares, to enter into the Agreement;

WHEREAS, Section 6.3 of the Agreement provides that the Agreement may be amended if such amendment is in writing and is signed by each party to the Agreement;

WHEREAS, the parties to the Agreement desire to enter into this Amendment to the Agreement in order to release The N&F Trust 766 from its obligations under the Agreement and to substitute, in its stead, Ephraim Hasenfeld as a Stockholder with respect to an equal number of Subject Shares, as more particularly set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.1. Amendment. Schedule A of the Agreement hereby is amended to (A) delete the reference to “The N&F Trust 766” in the left hand column under the heading “Name of Stockholder” and replace it with “Ephraim Hasenfeld” and (B) replace the reference to 408,386 shares in the right hand column under the heading “No. Shares” associated with The N&F Trust 766 to an equivalent number of Shares held by Ephraim Hasenfeld, such that from and as of the date of this Amendment, “Ephraim Hasenfeld” shall be a “Stockholder” for all purposes of the Agreement as amended by this Amendment, and the Shares set forth next to his name on

Schedule A as amended hereby shall be his “Subject Shares” for all purposes of the Agreement as amended by this Amendment. Schedule A as amended by this Amendment pursuant to the foregoing shall read as follows:

Name of Stockholder	No. Shares
Nachum and Feige Stein	616,698 Shares
Ephraim Hasenfeld	408,386 Shares
Hertz Hasenfeld	334,050 shares
TOTAL	1,359,134 shares

1.2 Representations & Warranties; Covenants.

(a) Mr. Ephraim Hasenfeld hereby represents and warrants, on his own account with respect to his Subject Shares, to Parent and Merger Sub as set forth in Article II of the Agreement, as if he were an original signatory thereto and reading each reference to “as of the date hereof” to refer to the date of this Amendment. Mr. Ephraim Hasenfeld hereby covenants and agrees to be bound by each of the agreements and covenants made by a Stockholder and set forth in the Agreement.

(b) Each of Parent and Merger Sub hereby represents and warrants to Mr. Hasenfeld, as set forth in Article III of the Agreement, and each of Parent and Merger Sub hereby covenants and agrees to be bound by each of the agreements and covenants made by them and set forth in the Agreement.

1.4 No Further Obligations; No Ownership Interest. Notwithstanding anything to the contrary in the Agreement, from and after the date of this Amendment, neither the term “Stockholder” nor the term “Subject Shares” for the purposes of this Agreement shall be deemed to refer to The N&F Trust 766 or its 408,386 Shares, respectively, and The N&F Trust 766 is hereby released and forever discharged from any and all obligations pursuant to the Agreement as amended hereby. Without limiting the foregoing or the provisions of Section 6.17 of the Agreement, the parties hereto expressly acknowledge and agree that no agreement, arrangement or understanding shall exist between or among the parties hereto with respect to holding, voting or disposing of the aforementioned 408,386 Shares held by The N&F Trust 766, and that nothing contained in the Agreement or this Amendment shall be deemed to vest in Parent or Merger Sub or any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL (“Section 203”)) any direct or indirect ownership (including, without limitation, any “ownership” as such term is used in Section 203) or incidence of ownership of or with respect to any such Shares. All rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to The N&F Trust 766, and neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203) shall have any power or authority to direct The N&F Trust 766 in the voting of any such Shares.

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1.5. References to the Agreement. After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement and each reference in the Merger Agreement to this Agreement as a “Support Agreement” shall refer to the Agreement as amended by this Amendment. Except as otherwise expressly provided in this Amendment, references in the Agreement to “the date hereof”, the “date of this Agreement” or similar formulations of like import shall refer to December 20, 2013.

1.6 Miscellaneous Terms. The provisions of Article VI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

1.7 No Further Amendment. Except as specifically amended hereby, the Agreement shall remain in full force and effect, enforceable in accordance with its terms. Except as expressly provided in this Amendment, this Amendment shall not be deemed to be an amendment to any other term or condition in the Agreement or to any of the documents or agreements referred to therein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties below have signed this Amendment as of the date first written above.

SOUTHWIRE COMPANY

By:	/s/ Stuart W. Thorn
Name:	Stuart W. Thorn
Title:	President and Chief Executive Officer

CUBS ACQUISITION CORPORATION

By:	/s/ John R. Carlson
Name:	John R. Carlson
Title:	Vice President

[Amendment to Tender and Support Agreement]

/s/ Nachum Stein
NACHUM STEIN

/s/ Feige Stein
FEIGE STEIN

[Amendment to Tender and Support Agreement]

THE N&F TRUST 766

By:	/s/ Feige Stein
Name:	Feige Stein
Title:	Trustee

[Amendment to Tender and Support Agreement]

/s/ Hertz Hasenfeld
HERTZ HASENFELD

[Amendment to Tender and Support Agreement]

/s/ Ephraim Hasenfeld
EPHRAIM HASENFELD

[Amendment to Tender and Support Agreement]